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                                                   deltathree
                                                   The IP Communications Network


January 24, 2006

Noam Bardin
16 HaBrosh St.
Carmei Yosef, 99797
Israel

On behalf of deltathree, Inc. and its Board of Directors (the "Board"), I am pleased to offer you a consulting assignment with our company in accordance with the following terms and conditions. This offer is being extended to you based on the fact that all of the members of the Board (excluding you) unanimously believe, and are of the opinion, that your service as a consultant to deltathree would not interfere with your exercise of independent judgment in carrying out your current responsibilities as member and Chair of the Board.

As a consultant, it is anticipated that you will provide consulting services to the company, subject to the company's needs. You will be an independent contractor and as such, you are not an employee of deltathree.

We currently anticipate that the term of this consulting assignment will be for a duration of approximately 6 months, to commence from the date of this letter. The term may be extended as mutually determined between you and the company.

You will be entitled to receive a gross payment of US $100 per hour with a maximum of US$ 750 per day for any specific day, and a maximum aggregate gross payment of US$59,000 during any period of twelve consecutive months. This payment is inclusive of any applicable taxes, and you are responsible for the proper payment of any such taxes. Payment will be made in monthly payments, on deltathree's monthly payment dates on invoices that are properly submitted to deltathree's Accounts Payable group. In addition to this payment, you will be entitled to receive customary reimbursement for work-related travel, including the payment of per diem expenses (for reasonable miscellaneous assignment related expenses), in accordance with deltathree's current travel reimbursement policy.

Except as specifically described above, you are not entitled to any other compensation, benefits or other remuneration. It is mutually agreed and understood that as an independent contractor you are responsible for your own health insurance and any other benefits.

Either party has the right to cancel this consulting assignment for any reason at any time upon notice, provided that work completed up until that time is paid to you.

Please acknowledge your acceptance of this offer of consultancy by signing in the space provided below.

Sincerely,

deltathree, Inc.

/s/ Shimmy Zimels
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Shimmy Zimels
Chief Executive Officer and
Member of Board of Directors



Agreed to and accepted:

/s/ Noam Bardin                                           Date: January 24, 2006
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Noam Bardin